EXHIBIT K(3)
AMENDMENT NO. 1
TO
COMMON STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT (the “Amendment”) is made and entered into as of March 30, 2010, among Age Reversal, Inc., a Maryland corporation (the “Company”), Age Reversal Management, LLC, a California limited liability company (the “Adviser”) and Mawkin, LLC (the “Purchaser”). Undefined capitalized terms used in this Agreement are defined in the Purchase Agreement (as defined below).
     WHEREAS, the Company, the Advisory and the Purchaser (collectively, the “Parties”) entered into that certain Common Stock Purchase Agreement dated as of March 5, 2010 (the “Purchase Agreement”); and
     WHEREAS, the Parties desire to amend the Purchase Agreement, in the manner set forth herein, to provide that the Company will return any unexpended funds to the Investors if the Company aborts its anticipated initial public offering of securities as contemplated in Section 4.4 of the Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AMENDMENT
     1. Amendment of Section 4.8. Section 4.8 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“4.8 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Common Shares hereunder to (i) enter into letters of intent with potential portfolio companies, (ii) pay management and incentive fees to the Adviser as the Company’s investment adviser for investment advisory services, (iii) pay administrative expenses incurred on behalf of the Company by the Adviser, (iv) pay marketing and investor relations expenses and other operating expenses of the Company, including without limitation, all legal fees and costs incurred by the Company relating to, or arising from, this Agreement and/or the transactions contemplated by this Agreement and the letters of intent with potential portfolio companies. Pending such uses, the Company will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of investment. The Company will not use the net proceeds from the sale of the Common Shares for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s business and consistent with prior practices), or to redeem any Common Stock. If the Company aborts the anticipated initial public offering of its securities as contemplated by Section 4.4 of this Agreement, the net proceeds from the sale of Common Shares hereunder that have not been used or reserved for use by the Company to pay Company expenses or anticipated obligations, including those items set forth in clauses (i) through (iv) of this Section 4.8, shall be returned to the Investors.”
     2. Reaffirmation. All provisions of the Purchase Agreement, except as modified by this Amendment, shall remain in full force and effect and are reaffirmed. Other than as stated in this Amendment, this Amendment shall not operate as a waiver of any condition or obligation imposed on the parties under the Purchase Agreement.
     3. Governing Law and Severability. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. If a court or other tribunal of competent jurisdiction holds any provision of this Amendment to be unenforceable, the remaining portions of this Amendment shall remain in full force and effect.
     4. Entire Agreement. This Amendment, together with the Purchase Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter of this Amendment, and any and all other written or oral agreements existing among the Parties before the date of this Amendment with respect to the subject matter of this Amendment are expressly canceled.
     5. Counterparts; Facsimile Signatures; Successors and Assigns. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. If any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     6. Construction. The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Amendment will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.
     7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth in (or pursuant to) the Purchase Agreement.

          IN WITNESS WHEREOF, the foregoing Amendment has been duly executed by the undersigned as of the date and year first above written.

COMPANY:

AGE REVERSAL, INC.

By:	/s/ David Kekich

Name: David Kekich
Title: President

ADVISER:

AGE REVERSAL MANAGEMENT, LLC

By:	/s/ David Kekich

Name: David Kekich
Title: Authorized Representative

PURCHASER:

MAWKIN, LLC

By:	/s/ W. James Culbertson

Name: W. James Culbertson
Title: Authorized Representative

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